EXHIBIT 99.1

NEWS RELEASE

For further information contact:
Greg Rosenstein                          Cathy Green
Manager of Investor Relations            Chief Financial Officer
(713) 430-1100                           (713) 430-1100
FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 8, 1997

  AMERICAN OILFIELD DIVERS, INC. ANNOUNCES PRELIMINARY OUTLOOK
                     FOR THIRD QUARTER 1997

  Houston, TX -- American Oilfield Divers, Inc. (NASDAQ: DIVE) announced today that it is not likely to meet analysts' expectations for its third quarter, which ends September 30, 1997.

  "While activity levels are strong in our core Gulf of Mexico diving and vessel market, we experienced some one-time, non-recurring events during the third quarter which will reduce our earnings potential during the period," said Rod Stanley, AOD's President and Chief Executive Officer. "These are as follows:

  (1) Closure of our Kansas inland diving office and other business consolidation costs resulting in one-time write offs and reserves of approximately $550,000. These decisions have been taken to reduce the Company's SG&A and better focus the Company's resources.

  (2)   Write   off  of  certain  intangible   assets   totaling
approximately  $2,000,000   which   will   better   reflect  our
anticipated net realizable value of these assets.

  (3) Reduced performance in certain business areas attributable to one-time non-recurring events resulting in a reduction of net income of approximately $1,400,000. These events include:

     - two of the Company's largest vessels were out  of service due  to  installation  of  new equipment and repair for a longer
period than anticipated.   Both vessels are now offshore working
at favorable rates;

     - timing of delivery of the Company's pipeline connectors in spite of a strong backlog and strong year-to-date results in that area;

     -  deductive change order on the Company's  Inland  group's
Brownsville project resulting in lower than anticipated gross margins for the third quarter.

  "Although our long-term strategy is to expand into deepwater and international markets through the introduction of larger dynamically positioned vessels such as the American Defender, and remote intervention technologies such as work-class remotely operated vehicles and atmospheric diving systems, we must focus in the short term on strengthening our core business by upgrading our asset base and analyzing those non-core assets and businesses that do not create value," Stanley said. "As such, I believe these one-time events will better position AOD to achieve its long-term strategic objectives and become more focused and competitive in those markets that leverage our core business. We remain very positive on both our core business operations and our long-term strategic objectives."

  Statements in this press release that are not statements of historical fact are forward-looking statements involving risks and assumptions that could cause actual results to vary materially from those predicted, including, among other things, prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects and to penetrate deepwater markets.

  American Oilfield Divers, Inc., is a leading provider of subsea services and related products, including diving, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

                            # # # #